EXHIBIT 21

                       SUBSIDIARIES OF REGISTRANT


Name                            % of Ownership           State of Incorporation

Pro-Health Systems, Inc.             100%                       Delaware
Sandata Spectrum, Inc.               100%                       Delaware
Sandsport Data Services, Inc.        100%                       New York
Sandata Home Health Systems, Inc.    100%                       Delaware
SanTrax Systems, Inc.                100%                       New York
SanTrax Productivity, Inc.           100%                       Delaware